FREE WRITING PROSPECTUS Dated October 1, 2009	Filed Pursuant to Rule 433 Registration No. 333-157910

*NEW ISSUE*  $700mm Harley Davidson Motorcycle Trust (HDMOT) 2009-3  *PRICED*  **TALF ELIGIBLE**

100% POT

JT LEADS: RBS/BNP/C/JPM

CO-MGR: DB/MS

Cls	$AMT (mm)	M/S&P	WAL	PWIN	L. FINAL	BENCH	SPD	YLD	CPN	$PX
A-1	191.000	P-1/A-1+	0.30	1-7	OCT 2010	INTL	+ 0	0.347	0.347	100.00
A-2	233.000	Aaa /AAA	0.99	7-17	APR 2012	EDSF	+ 35	0.943	0.94	99.99886
A-3	214.000	Aaa /AAA	1.99	17-30	SEPT 2013	EDSF	+ 50	1.754	1.74	99.98509
A-4	62.000	Aaa /AAA	2.74	30-35	APR 2017	ISWPS	+ 90	2.557	2.54	99.99074

BILL & DELIVER	: RBS
EXPECTED SETTLE	: 10/9/09
FIRST PAYMENT	: 11/16/09
ERISA ELIGIBLE	: YES
OFFERING TYPE	: PUBLIC
BBG TICKER	: HDMOT 2009-3
CUSIPS	: A-1: 41283GAA4; A-2 41283GAB2; A-3 41283GAC0; A-4: 41283GAD8

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>.  Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com